EXHIBIT 21.01


                         SUBSIDIARIES OF THE REGISTRANT
                         ------------------------------


        Haynes International, Inc., a Delaware corporation, is a wholly-owned subsidiary of Haynes Holdings, Inc., a Delaware corporation. Haynes Holdings, Inc. has no other subsidiaries. The subsidiaries of Haynes International, Inc. are as follows:



        SUBSIDIARY                                   JURISDICTION
        ----------                                   ------------

        Haynes Sour Gas Tubulars, Inc.               Delaware

        Haynes International S.A.R.L.                France

        Haynes International Ltd.                    United Kingdom

        Nickel-Contor AG                             Switzerland

        CABVAL (a partnership)                       New York